Exhibit 99.1
Verisk Analytics, Inc., Reports Fourth-Quarter 2015 Financial Results

•
Total revenue grew 20.6% in the fourth quarter and 18.4% for fiscal year 2015; organic revenue growth was 3.9% in the fourth quarter and 7.4% for fiscal year 2015, excluding recent acquisitions and pass-through healthcare revenue.

•
Income from continuing operations grew 14.5% to $114 million and 36.9% to $508 million for fourth-quarter and fiscal year 2015, respectively; Adjusted EBITDA from continuing operations grew 22.5% to $263 million in the fourth quarter and 24.0% to $996 million for fiscal year 2015.

•
Diluted GAAP earnings per share (diluted GAAP EPS) grew 13.8% to $0.66 in the fourth quarter and 27.0% to $3.01 for fiscal year 2015; diluted adjusted EPS increased 23.1% to $0.80 in the quarter and 28.8% to $3.09 for the full year.

•	Net cash provided by operating activities less capital expenditures increased 33.5% to $458 million for the twelve months ended December 31, 2015; the increase was 14.2% excluding recent acquisitions.

•
In the fourth quarter and for fiscal year 2015, the company repurchased a total of $20 million worth of shares under its ongoing repurchase program, leaving $469 million remaining under its share repurchase authorization.

JERSEY CITY, N.J., February 23, 2016 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading data analytics provider, today announced results for the fourth quarter and fiscal year ended December 31, 2015.
Scott Stephenson, president and chief executive officer, said, “High single-digit organic revenue growth, margin expansion, and excellent free cash flow generation in 2015 reflect the strength of our distinctive business model. The fourth quarter was in line with our expectations, and our initiatives during the year position us well to execute on our plans for 2016.”
Table 1: Summary of Results
(in millions, except per share amounts)
Note: Continuing operations reflect the 2014 sale of the mortgage services business. Adjusted net income, adjusted EBITDA and adjusted EPS exclude second-quarter nonrecurring items related to the Wood Mackenzie acquisition.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
Revenues from continuing operations	$560.6	$464.8	20.6%	$2,068.0	$1,746.7	18.4%
Income from continuing operations	$113.8	$99.4	14.5%	$507.6	$370.9	36.9%
Adjusted EBITDA from continuing operations	$263.0	$214.6	22.5%	$995.7	$803.0	24.0%
Adjusted net income from continuing operations	$138.5	$108.1	28.0%	$520.2	$406.1	28.1%
Diluted GAAP EPS	$0.66	$0.58	13.8%	$3.01	$2.37	27.0%
Diluted adjusted EPS from continuing operations	$0.80	$0.65	23.1%	$3.09	$2.40	28.8%

Revenue
Total revenue increased 20.6% in fourth-quarter 2015 and 18.4% for fiscal year 2015 compared with the respective prior-year periods. Organic revenue growth was 5.4% in the quarter and 7.7% for the full year, excluding the healthcare analytics business and recent acquisitions. Insurance solutions led the organic revenue growth in the quarter, while financial services led the organic revenue growth for the full year.

Decision Analytics segment revenue grew 29.0% in the fourth quarter and 25.9% for the full year compared with the respective prior-year periods. This segment represented approximately 69.0% of total revenue in the quarter and 66.7% for fiscal year 2015. Decision Analytics organic revenue growth was 5.3% in the quarter and 9.3% for the full year, excluding the healthcare analytics business and recent acquisitions.

•
Insurance category revenue increased 7.0% in the quarter and 8.1% for the full year. Performance in the quarter was led by strong growth in loss quantification solutions, with good contributions from insurance antifraud claims solutions and underwriting solutions; catastrophe modeling solutions also contributed to growth.

•
Financial services category revenue declined 2.6% in the quarter but increased 20.5% for the full year; the decline in the quarter was due to project work in the prior-year period which did not recur in 2015.

•	Healthcare revenue, net of pass-through revenue in the current and prior-year periods, declined 2.4% in the quarter but increased 6.2% for the full year.

•
Energy and specialized markets category organic revenue grew 4.3% in the quarter and 5.1% for the full year. Including recent acquisitions, revenue grew 410% in the quarter and 264% for the full year. Wood Mackenzie revenue growth, in pounds and on a comparable basis to 2014, for the twelve months ended December 31, 2015, was approximately 5%.

Table 2: Decision Analytics Revenues by Category
(in millions)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
Insurance	$165.8	$155.0	7.0%	$647.2	$598.8	8.1%
Financial services	27.9	28.7	(2.6)%	116.5	96.8	20.5%
Healthcare	83.2	94.7	(12.2)%	307.3	315.6	(2.6)%
Energy and specialized markets	109.9	21.5	410.4%	308.8	84.9	263.6%
Total Decision Analytics	$386.8	$299.9	29.0%	$1,379.8	$1,096.1	25.9%
Risk Assessment segment revenue grew 5.4% in the quarter and 5.8% for the full year.

•
Revenue growth in industry-standard insurance programs was 5.5% in the fourth quarter and 6.0% for the full year, resulting primarily from the annual effect of growth in 2015 invoices effective from January 1 and growth from new solutions.

•	Property-specific rating and underwriting information revenue grew 4.9% in the fourth quarter and 5.1% for the full year. Growth was led by demand for commercial underwriting solutions.

Table 3: Risk Assessment Revenues by Category
(in millions)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
Industry-standard insurance programs	$132.1	$125.2	5.5%	$524.6	$495.0	6.0%
Property-specific rating and underwriting information	41.7	39.7	4.9%	163.6	155.6	5.1%
Total Risk Assessment	$173.8	$164.9	5.4%	$688.2	$650.6	5.8%
Expenses and Adjusted EBITDA
Cost of revenues increased 10.4% in the fourth quarter and 11.3% for the full year compared with the respective prior-year periods, excluding second-quarter nonrecurring items related to the Wood Mackenzie acquisition. The year-over-year increase is primarily due to contributions from acquisitions and salaries and benefits to support business growth. Excluding acquisitions and prior-year pass-through costs in Healthcare, cost of revenues grew 1.0% in the quarter and 4.4% for the full year. The prior-year cost of revenues included $4.8 million of severance charges in the fourth quarter and fiscal year 2014.
Selling, general, and administrative expense, or SG&A increased 47.2% in the quarter and 28.4% for the full year, excluding second-quarter nonrecurring items related to the Wood Mackenzie acquisition, primarily due to acquisitions. Excluding acquisitions, SG&A decreased 0.4% for the fourth quarter and increased 0.8% for the full year as a result of increases in salaries and benefits to support growth in the business offset by decreases in third party costs and professional services fees.
Income from continuing operations increased 14.5% to $114 million in the fourth quarter and 36.9% to $508 million for the full year. Adjusted EBITDA increased 22.5% in the quarter and 24.0% for the full year. Excluding acquisitions, second-quarter one-time items related to the Wood Mackenzie acquisition, and a $15.6 million gain on sale of third-party warrants, Adjusted EBITDA increased 6.9% in the quarter and 11.7% for the full year. Adjusted EBITDA margins were 46.9% in the fourth quarter, up from 46.2% in the prior-year period. For the full year, Adjusted EBITDA margins were 48.1%, up from the prior year's 46.0%. Excluding the gain on sale of third-party warrants, Adjusted EBITDA margins were 47.4% for the full year.
The 30.8% increase in Decision Analytics Adjusted EBITDA to $161 million in the quarter was the result of acquisitions, growth in the business, and improved operations. Decision Analytics Adjusted EBITDA in the quarter, excluding recent acquisitions, grew 3.7%. For the full year, Decision Analytics Adjusted EBITDA from continuing operations increased 35.7%. Excluding acquisitions, Decision Analytics Adjusted EBITDA from continuing operations grew 16.6% for the full year.
The fourth-quarter 2015 Adjusted EBITDA in Risk Assessment increased 11.4% to $102 million as a result of revenue growth and good expense management, including the impact of lower costs resulting from the fourth-quarter 2014 talent realignment. For the full year, Risk Assessment Adjusted EBITDA grew 10.2% as a result of revenue growth, lower costs resulting from the talent realignment, and good cost management.

Table 4: Segment Results Summary
(in millions)
Note: Continuing operations reflect the 2014 sale of the mortgage services business. Excludes second-quarter nonrecurring items related to the Wood Mackenzie acquisition.

	Three Months Ended			Three Months Ended
	December 31, 2015			December 31, 2014			Change
	DA	RA	Total	DA	RA	Total	DA	RA	Total
Revenues	$386.8	$173.8	$560.6	$299.9	$164.9	$464.8	29.0%	5.4%	20.6%
Cost of revenues	(163.3)	(50.4)	(213.7)	(138.6)	(55.0)	(193.6)	17.9%	(8.5)%	10.4%
SG&A	(62.2)	(21.6)	(83.8)	(38.2)	(18.7)	(56.9)	62.8%	15.3%	47.2%
Investment income and other	(0.1)	—	(0.1)	—	0.3	0.3	(100.0)%	(123.1)%	(163.8)%
Adjusted EBITDA from continuing operations	$161.2	$101.8	$263.0	$123.1	$91.5	$214.6	30.8%	11.4%	22.5%

Adjusted EBITDA margin from continuing operations	41.7%	58.6%	46.9%	41.1%	55.4%	46.2%

	Twelve Months Ended			Twelve Months Ended
	December 31, 2015			December 31, 2014			Change
	DA	RA	Total	DA	RA	Total	DA	RA	Total
Revenues	$1,379.8	$688.2	$2,068.0	$1,096.1	$650.6	$1,746.7	25.9%	5.8%	18.4%
Cost of revenues	(597.3)	(200.0)	(797.3)	(508.4)	(208.2)	(716.6)	17.5%	(4.0)%	11.3%
SG&A	(210.2)	(81.8)	(292.0)	(153.5)	(73.8)	(227.3)	36.9%	10.8%	28.4%
Investment income and other	16.9	0.1	17.0	—	0.2	0.2	100.0%	(25.5)%	10,633.6%
Adjusted EBITDA from continuing operations	$589.2	$406.5	$995.7	$434.2	$368.8	$803.0	35.7%	10.2%	24.0%

Adjusted EBITDA margin from continuing operations	42.7%	59.1%	48.1%	39.6%	56.7%	46.0%
Adjusted EPS
GAAP diluted net income per share was $0.66 in the fourth quarter and $3.01 for the full year. Diluted adjusted earnings per share (adjusted EPS) were $0.80 in the fourth quarter, an increase of 23.1% compared with the same period in 2014. Diluted adjusted EPS were $3.09 for the full year, an increase of 28.8% compared with 2014. Adjusted EPS increased because of growth in operations, both organic and acquired, and lower taxes. The increases were partially offset by higher fixed asset depreciation and amortization expense and higher interest costs related to new debt issuance primarily related to the Wood Mackenzie acquisition.
Free Cash Flow
Free cash flow, defined as cash provided by operating activities less capital expenditures, increased 33.5% to $458 million for the twelve-month period ended December 31, 2015, including the contribution from acquisitions. This represented 46.0% of Adjusted EBITDA from continuing operations. Capital expenditures increased 13.2% to $166 million in the twelve months ended December 31, 2015. Capital expenditures were 8.0% of revenue for the twelve months ended December 31, 2015.
Share Repurchases and Financing Activities
The company repurchased 279 thousand shares in the quarter, at an average price of $73.20, for a total return of capital to shareholders of $20 million. At December 31, 2015, the company had $469 million remaining under its share repurchase authorization.

As part of its commitment to delevering, the company repaid $30 million of debt in the quarter and $165 million subsequent to the end of the quarter.
Conference Call
Verisk’s management team will host a live audio webcast on Wednesday, February 24, 2016, at 8:30 a.m. EST (5:30 a.m. PST, 12:30 p.m. GMT) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 512-961-6560 for international participants.
A replay of the webcast will be available for 30 days on the Verisk investor website and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID #36190233.
About Verisk Analytics
Verisk Analytics (Nasdaq:VRSK) is a leading data analytics provider serving customers in insurance, natural resources, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on unique data assets and deep domain expertise to provide first-to-market innovations that are integrated into customer workflows. Verisk offers predictive analytics and decision support solutions to customers in rating, underwriting, claims, catastrophe and weather risk, global risk analytics, natural resources intelligence, economic forecasting, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets.
Headquartered in Jersey City, N.J., Verisk Analytics operates in 22 countries and is a member of Standard & Poor’s (S&P) 500® Index. Verisk Analytics is also part of the NASDAQ-100 Index, which includes the 100 largest nonfinancial securities listed on the NASDAQ stock market. Its common stock is traded on NASDAQ under the symbol VRSK. In 2015, Verisk was ranked 18th on the Forbes World’s Most Innovative Companies list. For more information, please visit www.verisk.com.
Contact:
Investor Relations
Eva Huston
Senior Vice President, Treasurer, and Chief Knowledge Officer
Verisk Analytics, Inc.
201-469-2142
eva.huston@verisk.com

David Cohen
Director, Investor Relations and Business Analytics
Verisk Analytics, Inc.
201-469-2174

david.e.cohen@verisk.com
Media
Rich Tauberman
MWW Group (for Verisk Analytics)
202-600-4546
rtauberman@mww.com
Forward-Looking Statements
This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.
Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.
Notes Regarding the Use of Non-GAAP Financial Measures
The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income from continuing operations, adjusted EPS, and free cash flow, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.
Adjusted EBITDA is a financial measure that management uses to evaluate the performance of our segments. In all periods shown here and going forward, the company defines “Adjusted EBITDA” as net income from continuing operations before interest expense, income taxes, and depreciation and amortization of fixed and intangible assets and excluding second-quarter nonrecurring items related to the Wood Mackenzie acquisition.
Although securities analysts, lenders, and others frequently use EBITDA in their evaluation of companies, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses Adjusted EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs.

•
Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting the usefulness of their calculations as comparative measures.

Table 5: Adjusted EBITDA Reconciliation
(in millions)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
Income from continuing operations	$113.8	$99.4	14.5%	$507.6	$370.9	36.9%
Depreciation and amortization of fixed and intangible assets	67.3	37.3	80.7%	215.4	142.4	51.3%
Interest expense	32.5	17.6	84.2%	121.4	70.0	73.3%
Provision for income taxes	49.4	60.3	(18.2)%	209.9	219.7	(4.5)%
plus: Nonrecurring items related to the Wood Mackenzie acquisition	—	—	—%	(58.6)	—	(100.0)%
Adjusted EBITDA from continuing operations	263.0	214.6	22.5%	995.7	803.0	24.0%
less: Adjusted EBITDA from continuing operations from recent acquisitions and gain on sale of warrants	(33.5)	—	(100.0)%	(98.5)	—	(100.0)%
Adjusted EBITDA from continuing operations excluding recent acquisitions and gain on sale of warrants	$229.5	$214.6	6.9%	$897.2	$803.0	11.7%

Note: Nonrecurring items related to the Wood Mackenzie acquisition include gain on foreign exchange hedges, professional services fees, financing and investment banking fees, and retention costs.
Table 6: Adjusted Net Income from Continuing Operations Reconciliation
(in millions, except per share amounts)
Note: Continuing operations reflect the 2014 sale of the mortgage services business.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
Income from continuing operations	$113.8	$99.4	14.5%	$507.6	$370.9	36.9%
plus: Amortization of intangibles	33.3	14.2		94.8	56.8
less: Income tax effect on amortization of intangibles	(8.6)	(5.5)		(26.3)	(21.6)
plus: Nonrecurring items related to the Wood Mackenzie acquisition	—	—		(45.2)	—
less: Income tax effect on one-time items related to the Wood Mackenzie acquisition	—	—		(10.7)	—
Adjusted net income from continuing operations	$138.5	$108.1	28.0%	$520.2	$406.1	28.1%

Basic adjusted EPS from continuing operations	$0.82	$0.66	24.2%	$3.15	$2.45	28.6%
Diluted adjusted EPS from continuing operations	$0.80	$0.65	23.1%	$3.09	$2.40	28.8%

Weighted average shares outstanding (in millions)
Basic	169.4	163.8		165.1	165.8
Diluted	172.6	167.1		168.5	169.1
Note: Nonrecurring items related to the Wood Mackenzie acquisition include gain on foreign exchange hedges, professional services fees, financing and investment banking fees, and retention costs.
Table 7: Free Cash Flow Reconciliation
(in millions)

	Twelve Months Ended
	December 31,
	2015	2014	Change
Operating cash flow	$623.7	$489.4	27.4%
less: Capital expenditures	(166.1)	(146.8)	13.2%
Free cash flow	$457.6	$342.6	33.5%

VERISK ANALYTICS, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2015 and 2014

	2015	2014
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$138,348	$39,359
Available-for-sale securities	3,576	3,801
Accounts receivable, net	320,099	220,668
Prepaid expenses	40,741	31,496
Deferred income taxes, net	—	4,772
Income taxes receivable	48,853	65,512
Other current assets	52,952	18,875
Total current assets	604,569	384,483
Noncurrent assets:
Fixed assets, net	418,168	302,273
Intangible assets, net	1,376,745	406,476
Goodwill	3,134,826	1,207,146
Pension assets	32,922	18,589
Other assets	48,697	26,363
Total assets	$5,615,927	$2,345,330
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$245,664	$180,726
Short-term debt and current portion of long-term debt	874,811	336,058
Pension and postretirement benefits, current	1,831	1,894
Deferred revenues	356,951	252,592
Total current liabilities	1,479,257	771,270
Noncurrent liabilities:
Long-term debt	2,293,179	1,100,874
Pension benefits	12,971	13,805
Postretirement benefits	1,981	2,410
Deferred income taxes, net	396,430	202,540
Other liabilities	60,098	43,388
Total liabilities	4,243,916	2,134,287
Commitments and contingencies
Stockholders’ equity:
Verisk common stock, $.001 par value; 2,000,000,000 and 1,200,000,000 shares authorized, respectively; 544,003,038 shares issued and 169,424,981 and 157,913,227 shares outstanding, respectively	137	137
Unearned KSOP contributions	—	(161)
Additional paid-in capital	2,023,390	1,171,196
Treasury stock, at cost, 374,578,057 and 386,089,811 shares, respectively	(2,571,190)	(2,533,764)
Retained earnings	2,161,726	1,654,149
Accumulated other comprehensive losses	(242,052)	(80,514)
Total stockholders’ equity	1,372,011	211,043
Total liabilities and stockholders’ equity	$5,615,927	$2,345,330

VERISK ANALYTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Twelve Months Ended December 31, 2015 and 2014

(In thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenues	$560,562	$464,864	$2,068,010	$1,746,726
Expenses:
Cost of revenues (exclusive of items shown separately below)	213,695	193,582	803,274	716,598
Selling, general and administrative	83,782	56,934	312,690	227,306
Depreciation and amortization of fixed assets	34,049	23,051	120,620	85,506
Amortization of intangible assets	33,368	14,250	94,864	56,870
Total expenses	364,894	287,817	1,331,448	1,086,280
Operating income	195,668	177,047	736,562	660,446
Other income (expense):
Investment income and others, net	(150)	234	17,003	158
Gain on derivative instruments	—	—	85,187	—
Interest expense	(32,389)	(17,588)	(121,316)	(69,984)
Total other expense, net	(32,539)	(17,354)	(19,126)	(69,826)
Income before income taxes	163,129	159,693	717,436	590,620
Provision for income taxes	(49,372)	(60,383)	(209,859)	(219,755)
Income from continuing operations	113,757	99,310	507,577	370,865
(Loss) income from discontinued operations, net of tax of $0 and $1,940, and $0 and $25,305 respectively	—	(1,940)	—	29,177
Net income	$113,757	$97,370	$507,577	$400,042
Basic net income per share:
Income from continuing operations	$0.67	$0.60	$3.07	$2.24
Income from discontinued operations	—	(0.01)	—	0.17
Basic net income per share	$0.67	$0.59	$3.07	$2.41
Diluted net income per share:
Income from continuing operations	$0.66	$0.59	$3.01	$2.20
Income from discontinued operations	—	(0.01)	—	0.17
Diluted net income per share	$0.66	$0.58	$3.01	$2.37
Weighted average shares outstanding:
Basic	169,392,359	163,782,061	165,090,380	165,823,803
Diluted	172,566,722	167,082,091	168,451,343	169,132,423

VERISK ANALYTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2015 and 2014

	2015	2014
	(In thousands)
Cash flows from operating activities:
Net income	$507,577	$400,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	120,620	86,501
Amortization of intangible assets	94,864	56,982
Amortization of debt issuance costs and original issue discount	12,899	2,638
Allowance for doubtful accounts	1,305	1,814
KSOP compensation expense	14,076	15,351
Stock based compensation	30,542	20,253
Gain on derivative instruments	(85,187)	—
Gain on sale of subsidiary	—	(65,410)
Realized loss (gain) on securities, net	200	(257)
Gain on exercise of common stock warrants	(15,602)	—
Deferred income taxes	(4,050)	24,491
Loss on disposal of fixed assets	379	1,048
Excess tax benefits from exercised stock options	(40,147)	(22,566)
Loss on extinguishment of convertible note	547	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(14,609)	(54,515)
Prepaid expenses and other assets	12,000	(9,625)
Income taxes	51,580	13,760
Accounts payable and accrued liabilities	(8,832)	12,675
Deferred revenues	(43,546)	22,114
Pension and postretirement benefits	(13,704)	(14,802)
Other liabilities	2,775	(1,042)
Net cash provided by operating activities	623,687	489,452
Cash flows from investing activities:
Acquisitions, net of cash acquired of $40,803 and $304, respectively	(2,858,233)	(35,192)
Purchase of non-controlling interest in non-public companies	(101)	(5,000)
Proceeds from sale of subsidiary	—	151,170
Proceeds from extinguishment of convertible note	453	—
Escrow funding associated with acquisitions	(83,411)	—
Proceeds from the settlement of derivative instruments	85,187	—
Capital expenditures	(166,138)	(146,818)
Purchases of available-for-sale securities	(165)	(203)
Proceeds from sales and maturities of available-for-sale securities	388	513
Cash received from the exercise of common stock warrants	15,602	—
Other investing activities, net	101	—
Net cash used in investing activities	(3,006,317)	(35,530)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of original issue discount	1,243,966	—
Repayments of current portion of long-term debt	(170,000)	—
Repayments of long-term debt	(50,000)	—
Proceeds from issuance of short-term debt with original maturities greater than three months	830,000	—
Repayment of short-term debt with original maturities greater than three months	(15,000)	—
(Repayments) proceeds from short-term debt, net	(105,000)	160,000
Payment of debt issuance costs	(23,942)	(465)
Repurchases of common stock	(20,456)	(778,484)
Net share settlement of taxes from restricted stock awards	(2,350)	(1,625)
Excess tax benefits from exercised stock options	40,147	22,566
Proceeds from stock options exercised	38,831	24,648

Proceeds from issuance of stock as part of a public offering	720,848	—
Other financing activities, net	(6,031)	(5,718)
Net cash provided by (used in) financing activities	2,481,013	(579,078)
Effect of exchange rate changes	606	(1,286)
Increase (decrease) in cash and cash equivalents	98,989	(126,442)
Cash and cash equivalents, beginning of period	39,359	165,801
Cash and cash equivalents, end of period	$138,348	$39,359
Supplemental disclosures:
Taxes paid	$158,494	$205,498
Interest paid	$106,098	$67,231
Non-cash investing and financing activities:
Deferred tax liability established on the date of acquisitions	$213,048	$2,654
Tenant improvement allowance	$1,588	$9,134
Capital lease obligations	$1,720	$6,044
Capital expenditures included in accounts payable and accrued liabilities	$2,777	$76